Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

W. Guy Ormsby

Executive Vice President, Chief Financial Officer

and Treasurer

(413) 594-6692

Chicopee Bancorp, Inc. Reports Third Quarter Results

October 24, 2008. Chicopee Bancorp, Inc. (the “Company”) (Nasdaq Global Market: CBNK), the holding company for Chicopee Savings Bank (the “Bank”), today announced the results of operations for the three and nine months ended September 30, 2008. The Company’s net loss for the three months ended September 30, 2008 was ($156,000) with loss per share of ($0.03), compared to net income of $348,000 with earnings per share of $0.05 for the same period in 2007. The decrease in net income primarily resulted from an additional tax expense of $200,000 to increase the deferred tax valuation allowance, reducing our Charitable Foundation contribution carry-forward to an amount we estimate can be fully utilized. In addition, the decrease in net income for the three months ended September 30, 2008 resulted from a loss on sales of securities available-for-sale of $148,000, compared to a gain of $126,000 for the same period in 2007. Net interest margin compression due to the falling interest rate environment also contributed to the decrease in net income. Net interest margin decreased 33 basis points to 2.96% during the three months ended September 30, 2008 compared to 3.29% for the same period in 2007. For the nine months ended September 30, 2008, net income decreased $1.3 million to $160,000 with earnings per share of $0.03, compared to net income of $1.5 million with earnings per share of $0.23 for the nine months ended September 30, 2007. This decrease resulted mainly from the loss on sales of securities available-for-sale of $33,000, compared to a gain of $714,000 for the same period in 2007. Also contributing to the decrease in income is nine months of Equity Incentive Plan expense in 2008 compared to three months of expense in 2007. It should be noted that the Bank did not hold any common or preferred equities issued by Freddie Mac and Fannie Mae during 2007 or 2008.

The Company’s assets increased by $76.4 million, or 16.5%, to $539.9 million at September 30, 2008 from $463.5 million at December 31, 2007, primarily as a result of an increase in federal funds sold of $26.0 million, loans of $30.3 million as well as securities held-to-maturity of $19.8 million. The asset growth was funded by an increase in advances from the Federal Home Loan Bank of $38.7 million, an increase in deposits of $32.6 million, as well as an increase in securities sold under agreements to repurchase of $14.0 million. Net loans increased to $410.1 million at September 30, 2008 from $379.9 million at December 31, 2007, with one-to-four family real estate loans increasing $10.3 million, or 6.7%, commercial business loans increasing $5.7 million, or 12.5%, and commercial real estate loans increasing $11.3 million, or 11.0%.

Financial highlights include:

•

The investment portfolio increased by $18.7 million, or 53%, to $53.8 million as of September 30, 2008 compared to $35.2 million at December 31, 2007, primarily due to purchases of held-to-maturity securities.

•

Total deposits were $357.6 million at September 30, 2008 compared to $325.0 million at December 31, 2007, an increase of $32.6 million or 10.0%. During the period demand deposits increased by $6.8 million, or 25.0%, and money market deposits increased by $24.6 million, or 69.2%. The growth in demand deposit and money market deposit accounts reflects the increase in commercial relationships and the success of sales and marketing efforts. Certificates of deposit balances increased $2.2 million, or 1.1%, to $210.2 million at September 30, 2008. In addition, the increase in deposits is due in part to an influx of new deposits relating to customers deposit insurance concerns given the current state of the economy. As a Massachusetts state chartered bank, the Bank’s deposit balances are insured by both the Federal Deposit Insurance Corporation (“FDIC”) and the Depositors Insurance Fund (“DIF”). All deposits in excess of FDIC deposit limits are insured in full by the DIF.

•

The provision for loan losses was $34,000 for the three months ended September 30, 2008 compared to zero for the same period in 2007. For the nine months ended September 30, 2008, the provision for loan losses increased to $306,000 from $214,000 for the nine months ended September 30, 2007. The increase in the provision for loan losses for the three and nine months ended September 30, 2008 was primarily due to the increase in loan balances, in particular the increase in commercial real estate loans. Asset quality remains favorable, reflective in total non-performing loans to total loans of .66% and total non-performing loans to total assets of .50% at September 30, 2008. This was an increase from December 31, 2007 ratios of .27% and .22%, respectively. The increase was largely due to an increase of $1.7 million in nonperforming loans due primarily to the increase in nonperforming residential loans of $1.6 million. The value of the properties, based on recent independent appraisals, is $2.5 million, which is sufficient to cover the principal balance of each of these loans.

•

During the quarter ended September 30, 2008, the net interest margin decreased to 2.96%, as compared to 3.29% for the second quarter of 2007. The net interest margin was 3.12% for the nine months ended September 30, 2008 compared to 3.36% for the nine months ended September 30, 2007. The net interest margin compression for both the three and nine month periods was a result of the decreasing interest rate environment.

•

Non-interest income was $453,000 for the quarter ended September 30, 2008 compared to $570,000 for the quarter ended September 30, 2007. The decrease during the period was primarily attributable to a loss of $148,000 on sales of securities available-for-sale compared to a gain of $126,000 for the same quarter in 2007.

The decrease was partially offset by an increase in service charges, fees and commissions of $159,000, which was related to increased deposit account transactions. For the nine months ended September 30, 2008, non-interest income was $1.7 million, a decrease of $406,000 or 19.4% compared to $2.1 million for the same period in 2007. The decrease during the nine month period was primarily due to a loss of $33,000 on sales of securities available-for-sale compared to a gain of $714,000 for the same period in 2007. The decrease was partially offset by an increase in service charges, fees and commissions of $349,000.

•

Non-interest expense for the three and nine months ended September 30, 2008 was $4.0 million and $11.6 million compared to $3.7 million and $10.4 million, respectively, for the same periods in 2007. The increase in non-interest expense for the three months ended September 30, 2008 of $322,000 is primarily attributable to the increase in other non-interest expense of $111,000. The increase in other non-interest expense is mainly due to temporarily outsourcing the Bank’s IT and Sarbanes Oxley internal audit functions. The increase in non-interest expense for the nine months ended September 30, 2008 of $1.2 million is primarily due to the increase of salaries and employee benefits expense of $888,000 related to nine months of amortization expense of the Equity Incentive Plan compared to only three months of the expense as of the same period last year.

•

Total stockholders’ equity at September 30, 2008 was $94.7 million, a decrease of $9.6 million, or 9.2% from December 31, 2007, resulting mainly from the purchase of 782,115 shares of the Company’s common stock through the Company’s stock repurchase program, at a cost of $10.3 million, partially offset by net income for the period and amortization of unearned compensation under the Equity Incentive Plan and Employee Stock Ownership Plan. The Company’s book value per share increased 24 basis points to $14.56 at September 30, 2008 compared to $14.32 at December 31, 2007.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, five branch offices located in Chicopee, Ludlow and West Springfield in Western Massachusetts, and lending and operations center. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.

These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

(Unaudited)

	September 30, 2008	December 31, 2007

Assets
Cash and due from banks	$9,404	$5,226
Short-term investments	1,159	9,229
Federal funds sold	35,044	9,066

Total cash and cash equivalents	45,607	23,521

Securities available-for-sale, at fair value	6,709	7,864
Securities held-to-maturity, at cost (fair value $43,487 and $27,069 at September 30, 2008 and December 31, 2007, respectively)	47,129	27,324
Federal Home Loan Bank stock, at cost	4,306	1,583
Loans, net of allowance for loan losses ($3,325 at September 30, 2008 and $3,076 at December 31, 2007)	410,145	379,868
Cash surrender value of life insurance	12,026	11,675
Premises and equipment, net	8,665	7,033
Accrued interest and dividend receivable	1,562	1,752
Deferred income tax asset	2,848	1,911
Other assets	873	925

Total assets	$539,870	$463,456

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing	$33,971	$27,167
Interest-bearing	323,606	297,804

Total deposits	357,577	324,971

Securities sold under agreements to repurchase	28,204	14,179
Advances from Federal Home Loan Bank	56,497	17,774
Mortgagors’ escrow accounts	1,498	1,103
Accrued expenses and other liabilities	1,396	1,130

Total liabilities	445,172	359,157

Commitments and contingencies

Stockholders’ Equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at September 30, 2008 and December 31, 2007)	72,479	72,479
Treasury stock, at cost (651,968 shares at September 30, 2008 and 155,000 at December 31, 2007)	(12,410)	(2,108)
Additional paid-in-capital	1,002	573
Unearned compensation (Management Reward Program)	(3,317)	(3,940)
Unearned compensation (Employee Stock Ownership Plan)	(5,133)	(5,356)
Retained earnings	42,577	42,417
Accumulated other comprehensive income (loss)	(500)	234

Total stockholders’ equity	94,698	104,299

Total liabilities and stockholders’ equity	$539,870	$463,456

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Interest and dividend income:
Loans, including fees	$6,058	$5,926	$17,839	$17,542
Interest and dividends on securities	389	500	1,051	1,475
Other interest-earning assets	94	126	268	532

Total interest and dividend income	6,541	6,552	19,158	19,549

Interest expense:
Deposits	2,285	2,778	7,182	8,130
Securities sold under agreements to repurchase	86	93	266	242
Other borrowed funds	541	139	1,011	430

Total interest expense	2,912	3,010	8,459	8,802

Net interest income	3,629	3,542	10,699	10,747
Provision for loan losses	34	—	306	214

Net interest income, after provision for loan losses	3,595	3,542	10,393	10,533

Non-interest income:
Service charges, fees and commissions	605	446	1,727	1,378
Loan sales and servicing	(4)	(2)	(12)	(4)
Net gain (loss) on sales of securities available-for-sale	(148)	126	(33)	714

Total non-interest income	453	570	1,682	2,088

Non-interest expenses:
Salaries and employee benefits	2,350	2,250	6,932	6,044
Occupancy expenses	261	227	828	777
Furniture and equipment	242	241	706	707
Data processing	250	189	662	553
Stationery, supplies and postage	93	78	286	256
Other non-interest expense	790	679	2,151	2,078

Total non-interest expenses	3,986	3,664	11,565	10,415

Income before income taxes	62	448	510	2,206
Income tax expense	218	100	350	713

Net income (loss)	$(156)	$348	$160	$1,493

Earnings (loss) per share: (1)
Basic	$(0.03)	$0.05	$0.03	$0.23
Diluted	$(0.03)	$0.05	$0.03	$0.23

Weighted average shares outstanding:
Basic	5,867,288	6,573,685	6,095,376	6,575,486
Diluted	5,867,288	6,577,656	6,200,480	6,580,718

(1)	The basic and diluted net loss per share for the quarter ended September 30, 2008 are equal. Common stock equivalents are excluded from the computation of diluted net loss per share for this period since the inclusion of such equivalents would be anti-dilutive.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA AND RATIOS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Performance Ratios:

Return on Average Assets	-0.12%	0.30%	0.04%	0.44%
Return on Average Equity	-0.64%	1.28%	0.21%	1.83%
Interest Rate Spread	2.38%	2.37%	2.44%	2.45%
Net Interest Margin	2.96%	3.29%	3.12%	3.36%
Non-Interest Expense to Average Assets	3.04%	3.16%	3.15%	3.04%
Efficiency Ratio	97.65%	89.11%	93.41%	81.15%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	124.88%	133.20%	127.99%	133.10%
Average Equity to Average Assets	18.71%	23.48%	20.45%	23.78%

	At September 30, 2008	At December 31, 2007	At September 30, 2007
Asset Quality Ratios:

Allowance for loan losses as a percent of total loans	0.81%	0.80%	0.81%
Allowance for loan losses as a percent of total nonperforming loans	122.90%	303.35%	131.13%
Net charge-offs to average outstanding loans during the period	0.01%	0.01%	0.02%
Nonperforming loans as a percent of total loans	0.66%	0.27%	0.62%

Other Data:

Number of Offices	7	7	7